Exhibit 35.1
SERVICER COMPLIANCE STATEMENT (ITEM 1123)

RE:  First Horizon Alternative Mortgage Securities Trust 2006-AA6

We the undersigned authorized officers, of First Horizon Home Loan Corporation, and its wholly owned subsidiary, First Tennessee Mortgage Services Inc. (collectively, the “Servicer”)  pursuant to the applicable servicing agreement, do hereby certify that:

1.             A review of the Servicer’s activities during the period from September 1, 2006 and through December 31, 2006 and of the Servicer’s performance under applicable servicing agreement has been made under my supervision.

2.             To the best of our knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout such period.

First Horizon Home Loan Corporation

By: /s/ Kim Yowell

Date:  03/01/07
Name:  Kim Yowell
Title:  SVP, Servicing Manager

First Tennessee Mortgage Services, Inc.

By:   /s/ Terry L. McCoy

Date:  03/01/07
Name:  Terry L. McCoy
Title:  Vice President